Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Six Months Ended June 30, 2011

Houston, Texas—August 10, 2011-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and six months ended June 30, 2011.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, had the following comments, “Despite a continuing low gas price environment, we are pleased to report a sixth consecutive quarter of Adjusted Net Income. Gas sales volumes are rising as a result of our development program at Pond Creek. We continue to be encouraged with the results of our new hydraulic fracturing testing efforts at our Gurnee field with early production rates from our testing averaging multiple times the field wide average production rate per foot of coal completed. We hope to establish the commerciality of further development of the field by the end of the year.”

Second Quarter 2011 Financial and Operating Results

For the quarter ended June 30, 2011, GeoMet reported net income of $1.1 million. Included in net income was a $0.2 million pre-tax, non-cash, mark-to-market gain on derivative contracts. The Company received net cash payments of $1.5 million from derivative contracts during the current quarter. For the quarter ended June 30, 2010, GeoMet reported a net loss of $1.8 million. Included in the net loss for the quarter ended June 30, 2010 was a $3.0 million pre-tax, non-cash, mark-to-market loss on derivative contracts. The Company received net cash payments of $2.2 million from derivative contracts during the prior year quarter.

For the quarter ended June 30, 2011, GeoMet reported a net loss available to common stockholders of $0.7 million, or $0.02 per fully diluted share. Included in net loss available to common stockholders for the quarter ended June 30, 2011 were non-cash charges of $0.4 million for accretion of preferred stock and $1.3 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended June 30, 2010, GeoMet reported a net loss available to common stockholders of $1.8 million, or $0.04 per fully diluted share. No adjustments to the net loss were required to arrive at net loss available to common stockholders as there were no preferred shares outstanding during the quarter ended June 30, 2010.

Adjusted Net Income remained constant at $950,000 for the quarter ended June 30, 2011 as compared to $943,000 in the prior year quarter. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net Income (Loss).

Adjusted EBITDA for the quarter increased to $4.7 million from $3.3 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss).

Revenues, including the effects of realized gains from gas derivative contracts, remained constant at $9.9 million for the quarter ended June 30, 2011 as compared to the prior year quarter. The average natural gas price, adjusted for realized gains on derivative contracts, was $5.36 per Mcf during the quarter ended June 30, 2011 versus $5.41 per Mcf for the prior year quarter. Revenues, as reported for the quarter ended June 30, 2011 which excludes the impact of hedges, were $8.4 million, as compared to $7.7 million for the prior year quarter. The average natural gas price, unadjusted for hedging activity, for the quarter ended June 30, 2011 was $4.53 per Mcf as compared to the prior year quarter average of $4.20 per Mcf.

Average net gas sales volumes for the quarter ended June 30, 2011 were 20.2 MMcf per day, a 1% increase from the same quarter in 2010. Net gas sales volumes for the quarter were reduced by approximately 0.5 MMcf per day as a result of a temporary reduction in pipeline delivery capacity resulting from a mechanical accident at one of our compressor stations in our Pond Creek field. Capacity was fully restored by the end of the quarter.

Capital expenditures for the quarter ended June 30, 2011 were $5.5 million as compared to $3.2 million for the same quarter in the prior year, reflecting the increase in activities at our two major fields.

Six Months Ended June 30, 2011 Financial and Operating Results

For the six months ended June 30, 2011, GeoMet reported net income of $1.5 million. Included in net income was a $2.7 million pre-tax, non-cash, mark-to-market loss on derivative contracts. The Company received net cash payments of $5.0 million from derivative contracts during the current period. For the six months ended June 30, 2010, GeoMet reported net income of $4.3 million. Included in net income for the six months ended June 30, 2010 was a $4.7 million pre-tax, non-cash, mark-to-market gain on derivative contracts. The Company received net cash payments of $3.7 million from derivative contracts during the prior year period.

For the six months ended June 30, 2011, GeoMet reported a net loss available to common stockholders of $2.0 million, or $0.05 per fully diluted share. Included in net loss available to common stockholders for the six months ended June 30, 2011 were non-cash charges of $0.9 million for accretion of preferred stock and $2.6 million for PIK dividends paid on preferred stock. For the six months ended June 30, 2010, GeoMet reported net income available to common stockholders of $4.3 million, or $0.11 per fully diluted share. No adjustments to net income were required to arrive at net income available to common stockholders as there were no preferred shares outstanding during the six months ended June 30, 2010.

Adjusted Net Income for the six months ended June 30, 2011 increased to $3.2 million from $2.2 million in the prior year period. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net Income (Loss).

Adjusted EBITDA for the six months ended June 30, 2011 increased to $10.7 million from $9.0 million in the prior year period. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss).

Revenues, including the effects of realized gains from gas derivative contracts, remained constant at $21.2 million for the six months ended June 30, 2011 as compared to the prior year period. The average natural gas price, adjusted for realized gains on derivative contracts, was $5.77 per Mcf during the six months ended June 30, 2011 versus $5.82 per Mcf for the prior year period. Revenues, as reported for the six months ended June 30, 2011 which excludes the impact of hedges, were $16.3 million, as compared to $17.7 million for the prior year period. The average natural gas price, unadjusted for hedging activity, for the six months ended June 30, 2011 was $4.40 per Mcf as compared to the prior year period average of $4.81 per Mcf.

Average net gas sales volumes for the six months ended June 30, 2011 were 20.3 MMcf per day, a 1% increase from the same period in 2010. Net gas sales volumes for the six month period were reduced by approximately 0.2 MMcf per day as a result of a temporary reduction in pipeline delivery capacity resulting from a mechanical accident at one of our compressor stations in our Pond Creek field. Capacity was fully restored by the end of the period.

Capital expenditures for the six months ended June 30, 2011 were $8.6 million as compared to $4.8 million for the same period in 2010, reflecting the sustained increase in activities at our two major fields.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter and year ended June 30, 2011 on August 10, 2011 at 10:30 a.m. Central Time. To participate, dial (888) 403-8872 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 9246859. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on August 10, 2011 and will be available through August 24, 2011. To access the conference call replay, please dial (888) 203-1112 and enter replay passcode 9246859 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Gas sales	$8,331	$7,661	$16,182	$17,545
Operating fees and other	73	71	145	145

Total revenues	8,404	7,732	16,327	17,690

Expenses:
Total production expenses	4,210	4,176	8,421	8,495
Depreciation, depletion and amortization	1,622	1,450	3,255	3,096
General and administrative	1,503	1,315	2,942	2,793
Terminated transaction costs	—	1,403	—	1,403
Realized gains on derivative contracts	(1,536)	(2,211)	(5,033)	(3,671)
Unrealized (gains) losses on derivative contracts	(197)	2,974	2,653	(4,668)

Total operating expenses	5,602	9,107	12,238	7,448

Operating income (loss)	2,802	(1,375)	4,089	10,242
Other expenses & interest, net	(828)	(1,418)	(1,659)	(2,654)

Income (loss) before income taxes	1,974	(2,793)	2,430	7,588
Income tax (expense) benefit	(902)	1,031	(907)	(3,323)

Net income (loss)	$1,072	$(1,762)	$1,523	$4,265

Accretion of Preferred Stock	(436)	—	(860)	—
Cash Dividends Paid on Preferred Stock	(1)	—	(1)	—
PIK Dividends on Preferred Stock	(1,336)	—	(2,632)	—

Net (loss) income available to common stockholders	$(701)	$(1,762)	$(1,970)	$4,265

Net (loss) income per common share:
Basic	$(0.02)	$(0.04)	$(0.05)	$0.11

Diluted	$(0.02)	$(0.04)	$(0.05)	$0.11

Weighted average number of common shares:
Basic	39,618	39,241	39,544	39,200

Diluted	39,618	39,241	39,544	39,291

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$784	$537
Accounts receivable	2,666	2,600
Inventory	867	1,002
Derivative asset – natural gas hedges	5,060	7,088
Other current assets	831	952

Total current assets	10,208	12,179

Property and equipment - net	111,411	106,087

Other noncurrent assets:
Derivative asset – natural gas hedges	1,562	2,187
Deferred income taxes	46,784	48,203
Other	1,158	1,430

Total other noncurrent assets	160,902	157,907

TOTAL ASSETS	$171,123	$170,086

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,258	$5,950
Accrued liabilities	2,541	2,306
Deferred income taxes	1,689	2,207
Derivative liability – interest rate swaps	—	5
Asset retirement liability	34	33
Current portion of long-term debt	88	133

Total current liabilities	10,610	10,634

Long-term debt	79,719	80,863
Asset retirement liability	5,763	5,466
Other long-term accrued liabilities	24	41

Total liabilities	96,116	86,370

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	25,437	22,074

Stockholders’ equity	49,570	51,008

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY	$171,123	$170,086

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2011	2010

Net cash provided by operating activities	$8,152	$8,475
Net cash used in investing activities	(6,576)	(4,061)
Net cash used in financing activities	(1,332)	(4,906)
Effect of exchange rate changes on cash	3	12

Increase (decrease) in cash and cash equivalents	247	(480)
Cash and cash equivalents at beginning of period	537	974

Cash and cash equivalents at end of period	$784	$494

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales volumes (MMcf)	1,840	1,824	3,679	3,644
Per Mcf data ($/Mcf):
Average natural gas sales price	$4.53	$4.20	$4.40	$4.81
Differential to NYMEX (1)	$0.21	$0.11	$0.19	$0.12
Average natural gas sales price realized (2)	$5.36	$5.41	$5.77	$5.82
Adjusted lease operating expense (3)	$1.53	$1.50	$1.55	$1.58
Compression expenses	$0.35	$0.42	$0.34	$0.40
Transportation expense	$0.17	$0.17	$0.17	$0.18
Production taxes (4)	$0.20	$0.16	$0.19	$0.14
Total production expenses, as adjusted (3)	$2.25	$2.25	$2.25	$2.30
Depletion	$0.83	$0.72	$0.83	$0.78

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
POND CREEK FIELD
Net sales volumes (MMcf)	1,347	1,319	2,709	2,614
Per Mcf data ($/Mcf):
Lease operating expense	$1.14	$1.27	$1.18	$1.30
Compression expense	$0.32	$0.42	$0.32	$0.38
Transportation expense	$0.23	$0.23	$0.23	$0.24
Production taxes	$0.20	$0.15	$0.18	$0.16
Total production expenses	$1.89	$2.07	$1.91	$2.08

GURNEE FIELD
Net sales volumes (MMcf)	441	466	877	941
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)	$2.59	$2.12	$2.59	$2.05
Compression expense	$0.38	$0.38	$0.35	$0.38
Production taxes (4)	$0.22	$0.20	$0.22	$0.06
Total production expenses, as adjusted (3)	$3.19	$2.70	$3.16	$2.49

(1)	The difference between the average natural gas price for the period, before the impact of gains and losses on derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes.
(2)	Average realized price includes the effects of realized gains on derivative contracts.
(3)	Produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating expense per Mcf has been adjusted for produced water disposal fees because the fees are not reflected in the net gas sales volumes. See Reconciliation of Adjusted Lease Operating Expense.
(4)	The increase in production taxes per Mcf was due to a refund received in March 2010 for production taxes related to our Gurnee field.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At June 30, 2011, the Company had the following natural gas swap position:

Period	Volume (MMBtu)	Price
July through October 2011	492,000	$6.37
July through October 2011	492,000	$5.37
July through October 2011	492,000	$5.43
November 2011 through March 2012	608,000	$7.12
November 2011 through March 2012	608,000	$6.12
November 2011 through March 2012	912,000	$5.08
April 2012 through October 2012	856,000	$5.73
April 2012 through October 2012	1,712,000	$4.94
November 2012 through March 2013	604,000	$6.42
November 2012 through March 2013	906,000	$5.50

	7,682,000

Our production is sold at an “all-in” price which includes the market price for natural gas plus a “basis differential”. In January 2011, we agreed to sell gross volumes of 16,000 MMBtu/day of natural gas from our Pond Creek field for the period February 2011 through March 2012 through a forward physical sale contract with our existing purchaser at a price equal to the last day settlement price for the NYMEX contract for the month of sale plus a basis differential of $0.15, $0.115, and $0.13 for the periods February 2011 through March 2011, April 2011 through October 2011, and November 2011 through March 2012, respectively. Additionally, we fixed the NYMEX settle on a portion of the aforementioned forward sale as follows:

Period	Volume (MMBtu)	Fixed Market Price	Fixed Basis Differential	All-In Price
July through October 2011	492,000	$4.80	$0.115	$4.915
November 2011 through March 2012	456,000	$5.20	$0.130	$5.330

	948,000

The remaining volumes giving effect for the fixed amounts denoted above are as follows:

Period	Volume (MMBtu)	Fixed Basis Differential
July through October 2011	1,476,000	$0.115
November 2011 through March 2012	1,976,000	$0.130

	3,452,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss)	$1,072	$(1,762)	$1,523	$4,265
Add: Interest expense, net of interest income and amounts capitalized	820	1,419	1,655	2,637
Add (Deduct): Other expense (income)	8	(1)	4	17
Add (Deduct): Income tax expense (benefit)	902	(1,031)	907	3,323
Add : Depreciation, depletion and amortization	1,622	1,450	3,255	3,096
(Deduct) Add: Unrealized (gains) losses on derivative contracts	(197)	2,974	2,653	(4,668)
Add: Stock based compensation	317	90	452	80
Add: Accretion expense – asset retirement obligations	136	121	271	241

Adjusted EBITDA	$4,680	$3,260	$10,720	$8,991

The table above reconciles Adjusted EBITDA to net income (loss). Adjusted EBITDA is defined as net income (loss) before net interest expense, other non-operating income, income taxes, depreciation, depletion and amortization before unrealized (gains) losses on derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO NET INCOME (LOSS)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss)	$1,072	$(1,762)	$1,523	$4,265
Unrealized (gains) losses on derivative contracts, net of tax	(197)	2,974	2,653	(4,668)
Terminated transaction costs	—	1,403	—	1,403
Effect of income taxes	75	(1,672)	(1,014)	1,247

Adjusted Net Income	$950	$943	$3,162	$2,247

The table above reconciles Adjusted Net Income to net income (loss). Adjusted Net Income is calculated by eliminating unrealized (gains) losses on derivative contracts from net income (loss), terminated transaction costs, and their related tax effects to arrive at Adjusted Net Income. The tax effects are determined by calculating the tax provision for GAAP net income (loss) and comparing the results to the tax provision for Adjusted Net Income, which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income is a non-GAAP measure, we believe it is useful information for investors because the unrealized (gains) losses relate to derivative contracts that hedge our production in future months. The gains associated with derivative contracts that hedge current production are recognized in net income (loss) and are not eliminated in determining Adjusted Net Income. The adjustment better matches (gains) losses on derivative contracts with the period when the underlying hedged production occurs.

GEOMET, INC.

RECONCILIATION OF ADJUSTED LEASE OPERATING EXPENSE

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Lease operating expense	$2,880	$2,813	$5,852	$5,920
Deduct: Produced water disposal fees	73	71	146	145

Adjusted lease operating expense	$2,807	$2,742	$5,706	$5,775

The table above reconciles lease operating expense to adjusted lease operating expense. Adjusted lease operating expense is calculated by eliminating the produced water disposal fees from lease operating expense to arrive at adjusted lease operating expense. Although adjusted lease operating expense is a non-GAAP measure, we believe it is useful information for investors because produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating costs per Mcf are adjusted for produced water disposal fees because the fees are not reflected in the net gas sales price. The adjustment better matches lease operating expense to the natural gas sales revenue with which it is associated.